FROSTED MUG HOLDINGS, LLC.

MULTIPLE UNIT DEVELOPMENT AGREEMENT

This Multiple Unit Development Agreement (this “Agreement”) dated, made and entered into this 16th day of March, 2006 by and between FROSTED MUG HOLDINGS, LLC., a corporation with its principal place of business at 777 Walnut Avenue, Cranford, NJ 07016 (the “Company”), and Rockelle Corp. or its assignee as hereafter set forth at 162 Miller Place Road, Miller Place, New York 11764, a Delaware corporation, (“Developer”).

WITNESSETH

WHEREAS, the Company, as the result of the expenditure of time, skill, effort and resources has developed and owns a unique and distinctive format and system (the “System”) relating to the establishment and operation of Stewart’s restaurants (“Stewarts Restaurants”), which feature and offer for sale to the public the Company’s approved menu items under the trade name “Stewart’s” and other various marks;

WHEREAS, the distinguishing characteristics of the System include, but are not limited to, design and appearance, specific actions, uniform standards, specifications, and procedures for operations, equipment, inventory and staffing; quality and uniformity of products and services such as water ice formulas, methods of preparation and specifications; employee training and assistance; and advertising and promotional programs; all of which may be changed, improved, and further developed by the Company from time to time;

WHEREAS, the Company identifies the System by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin, including but not limited to the marks “Stewart’s” Stewart’s Root Beer” “The Original Drive-In”, and such other trade names, service marks, and trademarks as are now designated and may hereinafter be designated by the Company in writing for use in connection with the System (the “Proprietary Marks”);

WHEREAS, the Company continues to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder and under the System, and to represent the System’s high standards of quality, appearance and service;

WHEREAS, the Company has developed, and may hereafter develop, unique formulas and methods for preparing food, and offers and sells, to the public, ice cream and other food products pursuant to unique and original formulas, trade secrets, quality standards, and specifications prepared from proprietary and/or approved mixes (collectively, the “Proprietary Products”); and

WHEREAS, Developer wishes to obtain certain development rights to operate Stewart’s Restaurants under the System, to be identified with the Proprietary Marks in the territory described in this Agreement, and to be trained by the Company to establish and operate Stewart’s Restaurants in Wal-Mart stores (the “Snack Bars”).

NOW THEREFORE, the parties, in consideration of the mutual covenants and commitments herein contained, hereby agree as follows:

1.	Grant

1.1       The Company hereby grants to Developer certain development rights pursuant to the terms and conditions of this Agreement, and Developer hereby undertakes the obligation, to establish and operate 10 Snack Bars under the Proprietary Marks and the System, and to use the System solely in connection therewith, at specific locations to be designated herein pursuant to the development schedule set forth in Exhibit ~~“~~A~~”~~ (the “Development Schedule”).

1.2       Each Snack Bar developed hereunder shall be established and operated pursuant to a separate franchise agreement for the Wal Mart Snack Bar to be executed by Developer (the “Franchise Agreements”).

1.3       Except as otherwise provided in this Agreement, during the term of this Agreement, the Company shall not establish or operate, nor license any party other than Developer to establish or operate, under the System and the Proprietary Marks any Snack Bar in any Wal Mart without offering the Developer the right of first refusal provided in Section 1.6. Not withstanding the forefoing Developer acknowledges and agrees that the Company retains the rights, among others

1.3.1    To establish and operate, and license other parties to establish and operate Stewart’s Restaurants under the System and the Proprietary Marks in any existing or future (1) office buildings containing 250,000 square feet or more, (2) shopping malls, (3) airports, (4) bus and train depots and other transportation terminals, and (5) entertainment facilities (including, without limitations, sports stadiums) and theme parks; and

1.3.2    To use, and to license others to use, the System and the Proprietary Marks for the operation and licensing of other Stewart’s Restaurant at any location outside of any Snack Bar developed under this Agreement.

1.4       Developer acknowledges and agrees that certain of the Company’s or its affiliates’ products, including but not limited to, the Proprietary Products, whether now existing or developed in the future, may be distributed in Wal Mart stores and other distribution channels on a retail basis by the Company, the Company’s affiliates, or the Company’s licensees or designees, in such manner and through such channels of distribution other than through Snack Bars as the Company, in its sole discretion, shall determine, including, but not limited to, supermarkets, convenience stores, markets, grocery stores, machines, and variety stores. The Company reserves the right, among others, to implement any distribution arrangements relating thereto. Developer understands that this Agreement grants developer no right (1) to distribute such products through such channels of distribution as described in this Section 1.4, or (2) to share in any of the proceeds received by any such party therefrom.

1.5       This Agreement is not a franchise agreement, and does not grant to Developer any right to use in any manner the Company’s Proprietary Marks or System. Developer shall have no right under this Agreement to license others to use in any manner the Proprietary Marks or System.

1.6       Developer and the Company acknowledge and agree that, during the term of this Agreement: Developer shall have a conditional right of first refusal on all future Wal Mart Snack Bars that Company intends to develop in any Wal Mart. Upon notification by the Company that Wal Mart locations are available, in the event that Developer elects to purchase the proposed Wal Mart Snack Bar, Developer must exercise its right of first refusal by (a) notifying the Company of its election to execute the Company’s then-current form of Franchise Agreement pursuant to the terms set forth by the Company upon notification of the Wal Mart Snack Bar’s availability within fourteen (14) days of Developer’s receipt of such notification from the Company; and (b) executing and delivering to the Company the Company’s then-current form of the Franchise Agreement along with payment of the initial franchise fee, within fifteen (15) business days of Developer’s election to purchase, but in no event sooner than ten (10) business days after Developer’s receipt from the Company of the Offering Circular and Franchise Agreement for the proposed location. Developer shall promptly establish and open such Snack Bar within the time permitted by Wal Mart said time being set by the Company at the time that the offer of the location to Developer. In the event Developer does not exercise its right of first refusal as described in this Section 1.6 the Company shall have the right to license to any third party the right to establish and operate, and such third party shall have the right to purchase, establish and operate, a Snack Bar at the location described in the Company’s notification to Developer and Developer shall have no rights or claims with respect to same, except as may otherwise be provided under any Franchise Agreement previously executed between the Company and the Developer. Developer’s election not to exercise its rights of first refusal with respect to any site shall not affect Developer’s right of first refusal as to any subsequent site. The Developer’s right of first refusal and the restrictions on the Company selling rights to develop Snack Bars in other Wal Mart stores shall automatically terminate and be of no further legal force or effect in the event that the Company shall sell all or substantially all of its assets to any third party. In the event of any such sale, Developer shall retain all rights set forth herein except for the right of first refusal which shall be automatically extinguished.

1.7       Subject in any event to the provisions of the applicable Franchise Agreement, the Developer shall have the right to sell any Snack Bar developed hereunder to any third party and retain any proceeds from such sale and in consideration of Developer’s responsibility to continuously be responsible for the collection of royalties, Developer shall be entitled to retain one third of all royalties collected from any such third party franchisee. Developer’s right to collect and retain one third of the royalties is subject to Company’s successful completion of registration to sell such franchises in the States that require said registration. Until that registration is complete and Developer confirms with Company that same has been completed, only then does Developer have the ability to sell the franchises. Consequently, Developer shall be required to operate all Snack Bars developed hereunder until all registrations for sale of franchises are completed in the application States.

2.	DEVELOPMENT FEE

2.1       In consideration of the development rights granted herein, Developer shall pay to the Company, upon execution of this Agreement, a development fee equal to Twelve Thousand Five Hundred ($12,500.00) Dollars per Snack Bar either under construction or for which a permit has been issued. Said fee shall be paid upon issuance of each subsequent permit for Snack Bars developed hereunder. For the initial ten Snack Bars subject to this Agreement the initial fee shall not exceed One Hundred Tewnty Five Thousand ($125,000.00) Dollars (the “Development Fee”), receipt of which is hereby acknowledged by the Company, and which shall be deemed fully earned and non-refundable upon execution of this Agreement in consideration of the administrative and other expenses incurred by the Company and for the development opportunities lost or deferred as a result of the rights granted Developer herein.

2.2       Except as otherwise provided herein, the Developer shall also pay Four Thousand ($4,000) Dollars per unit under the same condition as set forth in Article 2.1 herein toward the royalties to be charged to the Wal Mart Snack Bars developed hereunder. Hereafter, said fee shall be paid upon issuance of each subsequent permit for Snack Bars developed hereunder.

2.3        In addition to the Development Fee set forth herein, upon execution of this Agreement the Developer shall pay Four Thousand Five Hundred ($4,500.00) Dollars in rental security per unit to be developed payable upon the same terms set forth in Article 2.1.

3.	DEVELOPMENT OBLIGATIONS

3.1       In exercising its development rights and fulfilling its development obligations under this Agreement, Developer shall execute a Franchise Agreement for each Snack Bar developed under this Agreement. The Franchise Agreement for each Snack Bar shall be executed by Developer and submitted to the Company within fifteen (15) business days of receipt of the Company’s notice of site approval, but in no event sooner than ten (10) business days after Developer’s receipt from the Company of the Company’s then-current Offering Circular and Franchise Agreement. At the time Developer submits to the Company the Company’s fully executed then-current form of Franchise Agreement for each additional Snack Bar developed in excess of the ten units contemplated hereunder, Developer shall pay to the Company the Company’s one half of the then-current initial franchise fee due under the Franchise Agreement.

3.2       Recognizing that time is of the essence, Developer agrees to develop, open and operate the Snack Bars by the dates described in the Development Schedule and Section 1.1 of this Agreement. If Developer fails to develop, open and operate the Snack Bars by the respective dates set forth in the Development Schedule the Company shall have the right, without further notice to Developer, to cancel this Agreement and seek alternative developers to complete the Development Schedule.

4.	TERM

4.1       Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement and all rights granted hereunder shall expire upon the earlier of : (A) failure of Developer to perform any obligation set forth herein or in any franchise agreement that may be executed for any particular unit developed hereunder; (B) upon failure to adhere to the requirements of the Wal Mart Master Relationship Agreement.

4.2	Upon expiration of this Agreement as set forth in Section 4.1 of this Agreement:

4.2.1    Developer shall not have any right to establish any additional Snack Bars for which a Franchise Agreement has not been executed by the Company at the time of expiration; and

4.2.2    The Company shall be entitled to establish and operate, and license others to establish and operate Snack Bars in Wal Mart stores under the System and Proprietary Marks, except as may otherwise be provided under any Franchise Agreement which has been executed between the Company and Developer.

5.	DUTIES OF THE PARTIES

5.1       Company shall be required to maintain a satisfactory working relationship with Wal-Mart Corporate on a good faith basis.

5.2	Developer accepts the following obligations:

5.2.1                A Developer which is a corporation shall comply, except as otherwise approved in writing by the Company, with the following requirements throughout the term of this Agreement:

5.2.1.1                         Developer shall furnish the Company with its Articles of Incorporation, bylaws, other governing documents and any amendments thereto including the Resolution of the Board of Directors authorizing entry into this Agreement. The Company shall maintain the right to review other of Developer’s corporate documents form time to time as it, in its sole discretion, deems advisable, including, but not limited to, minutes of the meetings of Developer’s Board of Directors, any other documents the Company may reasonably request, and any amendments thereto.

5.2.1.2                         Developer shall be a newly organized corporation, and shall at all times confine its activities, and its governing documents, shall at all times provide that its activities are confined, exclusively to the management and operation of the business contemplated hereunder, including the establishment and operation of the Stewart’s Snack Bars to be developed hereunder.

5.2.1.3                         Developer shall maintain stop transfer instructions against the transfer on its records of any equity securities; and shall issue on certificates for voting securities upon the face of which the following printed legend does not legibly and conspicuously appear:

The transfer of this stock is subject to the terms and conditions of a Multiple Shop Development Agreement with Frosted Mug Holdings, LLC dated March 16, 2006. Reference is made to the provisions of the said Multiple Unit Development Agreement and to the Articles and Bylaws of this Corporation.

Provided, however, that the requirements of this Section 5.2.1.3 shall not apply to a “publicly-held corporation”. A “publicly-held corporation” for purposes of this Agreement shall mean a corporation registered pursuant to the Securities and Exchange Act of 1934.

5.2.1.4                         Developer shall maintain a current list of all owners of record and to its knowledge, all beneficial owners of any class of voting securities of Developer and shall furnish the list to the Company upon request.

5.2.2    A Developer which is a partnership shall comply, except as otherwise approved in writing by the Company, with the following requirements throughout the term of this Agreement:

5.2.2.1                         Developer shall furnish the Company with its partnership agreement as well as well as such other documents as the Company may reasonably request, and any amendments thereto, which shall contain a restriction on transfer of any partnership interest without the prior written consent of the Company.

5.2.2.2                         Developer shall prepare and furnish to the Company, upon request, a list of all general and limited partners in Developer.

5.2.3    A Developer which is a limited liability company shall comply, except as otherwise approved in writing by the Company, with the following requirements throughout the term of this Agreement:

5.2.3.1                         Developer shall furnish the Company with a copy of its operating agreement and other governing documents and any amendments thereto. The Company shall maintain the right to review other of Developer’s limited liability company documents from time to time as it, in its sole discretion, deems advisable including all documents the Company may reasonably request, and any amendments thereto.

5.2.3.2                         Developer shall be a newly organized limited liability company, and shall at all times confine its activities, and its governing documents shall at all times provide that its activities are confined, exclusively to the management and operation of the business contemplated hereunder.

5.2.3.3                         Developer shall maintain a current list of all members and managers of record and shall furnish the list to the Company upon request.

5.2.4    Developer shall comply with all requirements of federal, state, and local laws, rules and regulations.

5.2.4    Developer shall comply with all of the other terms, conditions and obligations of Developer under this Agreement.

6.	DEFAULT

6.1       Developer shall be deemed in default under this Agreement, and all rights granted herein shall automatically terminate, without notice to Developer, if Developer falsifies any information or material provided by the Developer to the Company; if Developer terminates or repudiates this Agreement orally or in writing; if Developer shall become insolvent or makes a general assignment for the benefit of creditors; if a petition in bankruptcy if filed by Developer or such a petition is filed against and consented to by Developer; if Developer is adjudicated a bankrupt or insolvent; if a bill in equity or other proceeding for the appointment of a receiver of Developer or other custodian for Developer’s business or assets is filed and consented to by Developer; if a receiver or other custodian (permanent or temporary) of Developer’s business or assets or any part thereof is appointed by any court of competent jurisdiction; if proceedings for a composition with creditors under any state or federal law should be instituted by or against Developer; if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a bond is filed); if execution is levied against Developer’s business or assets; if suit to foreclose any lien or mortgage against the premises or equipment is instituted against Developer and not dismissed within (30) days; if Developer breaches or fails to fulfill any aspect of this Agreement or any Franchise Agreement related to any Snack Bar.

6.2       If Developer fails to comply with or to perform any of the terms, conditions or obligations of (1) this agreement, except the development obligations described in Section 3.5 hereof, (2) any Franchise Agreement or any other agreement between Developer or any of its affiliates and the Company, its affiliates or subsidiaries, or (3) makes or attempts to make a transfer or assignment in violation of Section 7.2 hereof, such failure or action shall constitute a default under this Agreement. Upon such default, the Company shall have the right to terminate this Agreement and all rights granted hereunder without affording Developer any opportunity to cure the default, effective immediately upon receipt by Developer of written notice.

6.3       Upon termination or expiration of this Agreement, Developer shall have no right to establish or operate any additional Snack Bars for which a Franchise Agreement has not been executed by the Company at the time of termination. The Company shall have the right to establish and operate, and to license others to establish and operate, Snack Bars under the System and the Proprietary in any area, except as may be otherwise provided under any Franchise Agreement which has been executed between the Company and Developer.

6.4       No default under this Development Agreement shall constitute a default under any Franchise Agreement between the parties hereto. Default under this Development Agreement shall constitute default under any other Development Agreement between the parties hereto.

6.5       No right or remedy herein conferred upon or reserved to the Company is exclusive of any other right or remedy provided or permitted by law or equity.

7.	TRANSFERS

7.1	Transfer by the Company:

The Company shall have the right to transfer, assign or delegate all or any part of its rights or obligations herein to any person or legal entity, Developer agrees hereby to consent to any such assignment and delegation and to execute any documents in connection therewith as reasonably requested by the Company. Any such assignment shall be binding upon and inure to the benefit of the Company’s successors and assigns.

7.2	Transfer by Developer:

7.2.1    Developer understands and acknowledges that the rights and duties set forth in this Agreement are unique to Developer, and are granted in reliance on the business skill, financial capacity, and personal character of Developer or Developer’s owners. Accordingly, neither Developer nor any immediate or remote successor to any part of Developer’s interest in this Agreement nor any individual, partnership, corporation, limited liability company or other legal entity which directly or indirectly controls Developer, shall transfer or assign this Agreement, or shall see, assign, transfer, convey or give away any direct or indirect interest in Developer (including any direct or indirect interest in a corporate, partnership or limited liability company Developer), in Developer’s business, or in substantially all the assets of Developer, unless Developer shall have first tendered to the Company the right of first refusal to acquire such interest in accordance with the provisions and other conditions set forth below, and then if the Company fails to exercise said right, only with the prior written consent of the Company. The Company’s consent shall not be unreasonably withheld. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of the Company, shall be null and void and shall constitute a material breach of this agreement, for which the Company may then terminate this Agreement without opportunity to cure pursuant to Section 6.2 of this Agreement.

7.2.2    The Company shall not unreasonably withhold its consent to a transfer of this Agreement, or a direct or indirect interest in Developer, or of Developer’s business, or of substantially all of the assets of Developer; provided, however, that if a transfer alone, or together with other previous, simultaneous, or proposed transfers, would have the effect of transferring this Agreement, a controlling interest in Developer or substantially all of Developer’s assets, the Company may, in its sole discretion, require as a condition of its approval that:

7.2.2.1              All of Developer’s accrued monetary obligations to the Company and its affiliates and all other outstanding obligations related to the terms and conditions under this Agreement shall have been satisfied:

7.2.2.2              Developer is not in default of any material provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between Developer and the Company, or its subsidiaries and affiliates;

7.2.2.3. The transferor shall have executed a general release under seal, in a form satisfactory to the Company, of any and all claims against the Company and its officers, directors, shareholders, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances;

7.2.2.4              The transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as the Company may request) shall enter into a written assignment, under seal and in a form satisfactory to the Company, assuming and agreeing to discharge all of Developer’s obligations under this Agreement;

7.2.2.5              The transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as the Company may request) shall demonstrate to the Company’s satisfaction that the transferee meets the Company’s educational, managerial, and business standards; possesses a good moral character, business reputation, and credit rating; has the aptitude and ability to conduct the business contemplated herein (as may be evidenced by prior related business experience or otherwise) and has adequate financial resources and capital to comply with the Development Schedule;

7.2.2.6              At the Company’s option, the transferee (and, if the transferee is other than an individual, such owners of a legal or beneficial interest int he transferee as the Company may request) shall execute (and/or, upon the Company’s request, shall cause all interested parties to execute), for a term ending on the expiration date of this Agreement, the Company’s then-current standard form of Development Agreement, which agreement shall supersede this Agreement in all respects and the terms of which agreement may differ from the terms of this Agreement; provided, however, that the Development Schedule thereunder shall be the same as in this Agreement;

7.2.2.7              Developer shall remain liable for all obligations of Developer’s business prior to the effective date of the transfer and shall execute any and all instruments reasonably requested by the Company to evidence such liability;

7.2.2.8              Each Snack Bar which has opened and been approved for operation by the Company is in full compliance with all the conditions and terms of the Franchise Agreement for such Shop;

7.2.2.9              Except in the case of a transfer to a corporation or limited liability company formed for the convenience of ownership, Developer shall pay a transfer fee of Five Thousand Dollars ($5,000), or such greater amount necessary to reimburse the Company for its legal, accounting, training, and other expenses incurred in connection with the transfer; and

7.2.2.10 The transferor shall have first offered to sell such interest to the Company pursuant to Section 7.4 hereof.

7.2.3    Developer shall use its best efforts in the event it grants a security interest in any of the assets of the business licensed hereunder to cause the secured party to agree that in the event of any default by Developer under any documents related to the security interest, the Company shall have the right and option to be substituted as obligor to the secured party and to cure any default of Developer, it being understood that such right of the Company may be subordinate to the rights of Developer’s lenders or landlord.

7.2.4    Developer acknowledges and agrees that each condition which must be met by the transferee developer is necessary to assure such transferee’s full performance of the obligations hereunder.

7.3.      All materials required for any offer or sale of securities of Developer by federal or state law shall be submitted to the Company for review, approval, and consent prior to their being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to the Company for review, approval, and consent prior to their use. No Developer offering shall imply (by use of the Proprietary Marks or otherwise) that the Company is participating as an underwriter, issuer, or offeror of Developer’s or the Company’s securities; and the Company’s review of any offering shall be limited solely to the subject of the relationship between Developer and the Company. Developer shall be limited solely to the subject of the relationship between Developer and the Company. Developer and the other participants in the offering must fully indemnify the Company in connection with the offering (subject to such limitations which are customary in offerings of this nature). Developer shall give the Company written notice at least seven (7) days prior to the date of commencement of any such offering. Any such offering shall be subject to the Company’s right of refusal, as set forth in Section 7.4 hereof.

7.4       If any party holding any interest in Developer, in this Agreement, in the Developer’s business, or in substantially all of the Developer’s assets (the transfer of which interest would have the effect of transferring this Agreement, a controlling interest in Developer, Developer’s business, or in substantially all of Developer’s assets), or if Developer desires to accept any bona fide offer from a third party to purchase such interest, the seller shall notify the Company in writing of the terms of such offer, and shall provide such information and documentation relating to the offer as the Company may require; and the Company shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that the Company intends to purchase the seller’s interest on the same terms and conditions offered by the third party. In the event that the Company elects to purchase the seller’s interest, no material change in any offer and no other offers by a third party for such interest shall be considered with respect to the Company’s right of first refusal. In the event that the Company elects to purchase the seller’s interest, closing on such purchase must occur within ninety (90) days from the date of notice to the seller of the election to purchase by the Company. In the event that the Company has elected not to purchase the seller’s interest, any material change in the terms of any offer prior to closing by any third party shall constitute a new offer subject to the same rights of first refusal by the Company described in this Section 7.4 as in the case of an initial offer. Failure by the Company to exercise the option afforded by this Section as 7.4 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 7.4 with respect to a proposed transfer.

In the event the consideration, terms, and/or conditions offered by a third party such that the Company may not reasonably be required to furnish the same consideration, terms, and/or conditions, then the Company may purchase the interest in the Developer’s business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by mutual agreement of the Company and Developer, and his determination shall be binding. If the Company and Developer cannot agree upon the selection of a single appraiser, then each party shall designate one (1) such appraiser and the tow (2) designated appraisers, in turn, shall designate a third party appraiser and the determination of the three (3) appraisers shall be binding.

7.5       Upon the death or mental incompetency of any person with a controlling interest in this Agreement or in Developer the transfer of which requires the consent of the Company as provided in Section 7.2 hereof, the executor, administrator, personal representative, guardian, or conservator of such person shall transfer such interest within nine (9) months after such death or mental incompetency to a third party approved by the Company. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions of this Section 7, the personal representative of the deceased person shall have a reasonable time to dispose of the deceased’s interest, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within a reasonable time, the Company may terminate this Agreement.

7.6       The Company’s consent to any transfer under this Section 7 shall not constitute a waiver of any claims the Company may have against the transferring party, nor shall it be deemed a waiver of the Company’s right to demand exact compliance with any of the terms of this Agreement by the transferee.

8.	COVENANTS

8.1.      Developer covenants that during the term of this Agreement, except as otherwise approved in writing by the Company, Developer or, if Developer is a corporation, partnership, or limited liability company, a principal of Developer approved by the Company, shall devote full time, energy, and best efforts to the management and operation of the business contemplated hereunder, including the establishment and operation of the Snack Bars to be developed hereunder.

8.2       Developer specifically acknowledges that, pursuant to this Agreement, Developer will receive valuable confidential information, including, without limitation, information regarding the site selection and marketing methods and techniques of the Company and the System, and that Developer has the right and obligation under this Agreement to identify sites and develop the Development Area for the benefit of the System. Developer covenants that during the term of this Agreement, except as otherwise approved in writing by the Company, Developer shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, or legal entity:

8.2.1    Divert or attempt to divert any business or customer of Developer’s Snack Bars or any Stewart’s Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Company’s Proprietary Marks and the System; or

8.2.2    Unless released in writing by the employer, employ or seek to employ any person who is at that time employed by the Company or any franchisee or developer of the Company, or otherwise directly or indirectly to induce such person to leave his or her employment.

8.3       Developer covenants that, except as otherwise approved in writing by the Company, Developer shall not, during the term of this Agreement and for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement, regardless of the cause for termination, and continuing for two(2) years thereafter, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persona, partnership, corporation, or limited liability company, own, maintain, operate, engage in, act as a consultant for, perform services for, or have any interest in any retail business selling any product or products which are the same as, or substantially similar to any of, the Proprietary Products, (other than pursuant to a Franchise Agreement between the Company and the Developer) which business is, or is intended to be, located within three (3) miles of any Stewarts Restaurant operating under the System and the Proprietary Marks.

8.4       Section 8.3 shall not apply to ownership by Developer of less than a one percent (1%) beneficial interest in the outstanding equity securities of any corporation which is registered under the Securities and Exchange Act of 1934.

8.5       The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 8 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappeased final decision to which the company is a party, Developer expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately state in and made a part of this Section 8.

8.6       Developer understands and acknowledges that the Company shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 8.2 and 8.3 in this Agreement or any portion thereof, without Developer’s consent, effective immediately upon receipt by Developer of written notice thereof, and Developer agrees to comply forthwith any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 13 hereof.

8.7       Developer expressly acknowledges that the existence of any claims which Developer may have against the Company, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by the Company of the covenants in this Section 8.

8.8       Developer acknowledges that Developer’s violation of the terms of this Section 8 would result in irreparable injury to the Company for which no adequate remedy at law may be available; and Developer accordingly consents to the issuance of, and agrees to pay all court costs and reasonable attorneys’ fees incurred by the Company in obtaining, an injunction prohibiting any conduct by Developer in violation of the terms of this Section 8.

8.9       At the request of the Company, Developer shall provide the Company with executed covenants similar in substance to those set forth in Section 8 (including covenants applicable upon the termination of a person’s relationship with Developer) from the following persons: (1) any other person employed by Developer who has received training from the Company; (2) if Developer is a corporation, all officers, directors, and unless Developer is publicly-held corporation, holders of a direct or indirect beneficial ownership interest of five percent (5%) or more in Developer; (3) if Developer is a partnership, the general partners (including any corporation, and the officers, directors, and holders of a beneficial interest of five percent (5%) or more of the securities of any corporation which controls, directly or indirectly, any general or limited partner); and (4) if Developer is a limited liability company, all members and managers of the limited liability company. With respect to each person who becomes associated with Developer in one of the capacities enumerated above subsequent to execution of this Agreement, Developer shall require and obtain such covenants form them and promptly provide the Company with executed copies of such covenant. In no event shall any person enumerated be granted access to any confidential aspect of the System or any Franchised Business prior to execution of such a covenant. All covenants required by this Section 8.9 shall be in the form satisfactory to the Company and shall identify the Company as a third party beneficiary of such covenants with the independent right to enforce them. Failure by Developer to obtain execution of a covenant required by this Section 8.9, and provide the same to the Company upon its request, shall constitute a material breach of this Agreement.

9.	NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by registered or certified mail return receipt requests, overnight carrier, facsimile or by other means which affords the sender evidence of delivery, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party. Any notice by a means which affords the sender evidence of delivery shall be deemed to have been given at the date and time of receipt.

Notices to the Company	FROSTED MUG HOLDINGS, LLC
777 Walnut Avenue
Cranford, New Jersey 07016
Fax: (908) 653-9101

Notices to Developer:	ROCKELLE CORP.
162 Miller Place Road
Miller Place, New York 11764
Fax: (631)244-9841

With a copy to:	Anslow & Jaclin, LLP
195 Route 9, Suite 204
Manalapan, NJ 07726
Fax (732)577-1188

10.	INDEPENDENT CONTRACTOR AND INDEMNIFICATION

10.1     It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Developer shall be an independent contractor; and, that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or serve an of the other for any purpose whatsoever.

10.2     During the term of this Agreement, Developer shall hold itself out to the public to be an independent contractor operating pursuant to this Agreement. Developer agrees to take such affirmative action as shall be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place in the franchised premises, the content of which the Company reserves the right to specify.

10.3     Developer understands and agrees that nothing in this Agreement authorizes Developer to make any contract, agreement, warranty, or representation on the Company’s behalf, or to incur any debt or other obligation in the Company’s name; and, that the Company shall in no event assume liability for, or be deemed liable as a result of, any such action, or by reason of any act or omission of Developer in Developer’s operations hereunder, or any claim or judgment arising therefrom against the Company. Developer shall indemnify and hold the Company harmless against any and all such claims directly or indirectly from as a result of, or in connection with Developer’s operations hereunder, as well as the costs, including attorney’s fees, of defending against them.

11.	APPROVALS AND WAIVERS

11.1     Whenever this Development Agreement requires the prior approval or consent of the Company, Developer shall make timely written request to the Company therefor; and, except as otherwise provided therein, any approval or consent granted shall be in writing.

11.2     The Company makes no warranties or guarantees upon which Developer may rely, and assumes no liability or obligation to Developer, by providing any waiver, approval, advice, consent, or suggestion to Developer in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

11.3     No failure of the Company to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by Developer with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of the Company’s right to demand exact compliance with any of the terms herein. Waiver by the Company of any particular default by Developer shall not affect or impair the Company’s rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of the Company to exercise any power or right arising out of any breach or default by Developer of any of the terms, provisions or covenants hereof, affect or impair the Company’s right to exercise the same, nor shall such constitute a waiver by the Company of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by the Company of any payments due to it hereunder shall not be deemed to be a waiver by the Company of any preceding breach by Developer of any terms, covenants or conditions of this Agreement.

12.	SEVERABILITY AND CONSTRUCTION

12.1     Except as expressly provided to the contrary herein, each section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

12.2     Anything to the contrary herein notwithstanding, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than the Company or Developer and such of their respective successors and assigns as may be contemplated by Section 7 hereof, any rights or remedies under or by reason of this Agreement.

12.3     Developer expressly agrees to be bound by any promise or covenants imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that my result from striking form any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which the Company is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

12.4     All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

13.	ENTIRE AGREEMENT

This Agreement, the documents referred to herein, and the Attachments hereto, if any, constitute the entire, full, and complete agreement between the Company and Developer concerning the subject matter hereof and supersede any and all prior agreements. Except for the covenants set forth in Section 8 hereof, no amendment, change, or variance from this Agreement shall be binding on either party unless executed in writing.

14.	APPLICABLE LAW AND ARBITRATION

14.1     This Agreement takes effect upon its acceptance and execution by the Company, and shall be interpreted and construed under the laws of the State of New Jersey, which laws shall prevail in the event of any conflict of law.

14.2     Except as otherwise provided herein, all disputes and claims relating to this Agreement, the rights and obligations of the parties hereof, or any other claims or causes of action relating to the making, interpretation, or performance of either party under this Agreement, shall be settled by arbitration in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed by the Federal Arbitration Act, as amended. The following shall supplement and, in the event of a conflict, shall govern any arbitration. The parties shall select one arbitrator form the panel provided by the American Arbitration Association and the arbitrator shall use the laws of New Jersey for interpretation of this Agreement. In selecting the arbitrator form the list provided by the American Arbitration Association, the Company and Developer shall make the selection by the striking method. The Company and Developer shall each bear all of their own costs of arbitration; however, the fees of the arbitrator shall be divided equally between the Company and Developer. The arbitrator shall have no authority to amend or modify the terms of the Agreement. The Company and Developer further agree that, unless such a limitation is prohibited by applicable law, neither the Company nor Developer shall be liable for punitive or exemplary damages, and the arbitrator shall have no authority to award the same. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between Developer and the Company. Judgment upon the award of the arbitrator shall be submitted for confirmation to the United States District Court for New Jersey located in Newark, New Jersey and, if confirmed, may be subsequently entered in any court having competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.

14.3     Nothing contained in this Agreement shall prevent the Company form applying to and obtaining form any court having jurisdiction a writ of attachment, a temporary injunction, preliminary injunction and/or other emergency relief available to safeguard and protect the Company’s interest.

14.4     The parties expressly agree to the jurisdiction and venue of any court of general jurisdiction in Union County, New Jersey, and the jurisdiction and venue of the Superior Court of New Jersey. Except with respect to appeals from or relating to arbitration or an arbitrator’s award being submitted for confirmation, this provision shall only apply where an arbitrator would not have jurisdiction or a claim cannot be arbitrated as matter as law.

14.5     No right or remedy conferred upon or reserved to the Company or Developer by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

14.6     DEVELOPER HEREBY WAIVES ANY AND ALL RIGHTS WHICH FRANCHISEE MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION BETWEEN THE PARTIES HERETO.                                                                                                                                                                                                                                                                                                                                                                            Initials_______________________

15.	ACKNOWLEDGMENTS, REPRESENTATIONS AND WARRANTIES

15.1     Developer acknowledges that it has conducted an independent in investigation of the business contemplated hereunder, and recognized that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Developer as an independent businessman, or if Developer is a corporation, partnership or limited liability company, its owners as independent businessmen. The Company expressly disclaims the making of, and Developer expressly disclaims receiving any warranty, representation or guarantee, express or implied, not contained expressly in this Agreement including, without limitation, as to the potential sales volume, profits, or success of the business venture contemplated by this Agreement. Developer also expressly disclaims relying upon any such warranty, representation or guarantee in connection with Developers independent investigation of the business contemplated hereunder.

15.2     Developer acknowledges that Developer has received a copy of the complete Frosted Mug Holdings, LLC Multiple Unit Development Agreement, the attachments hereto, and agreements relating thereto, if any, at least five (5) business days prior to the date on which this Agreement was executed. Developer further acknowledges that it has received a disclosure document which is required by the Trade Regulation Rule of the Federal Trade Commission entitle “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures”, and which contains a copy of this Development Agreement, at least ten (10) days prior to the date on which this Agreement was executed.

15.3     Developer acknowledges that it has read and understood this Agreement, the attachments hereto, and agreements relating thereto; and, that the Company has accorded Developer ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

16.	MISCELLANEOUS

16.1 Upon execution of this Agreement Developer shall reimburse Company for all expenses and outlays for all Wal-Mart Snack Bars spent thus far by Company as set forth on Exhibit “B” annexed hereto in addition to any other fees required herein. Hereafter, Developer shall be responsible for all expenses incurred in constructing, operating and any other expesnes related to the Snack Bars.

16.2 Developer understands and agrees that each Wal Mart Snack Bar set forth on Exhibit “A” must be complete as soon as practical after a permit has been issued. Developer also understands that in the event that the Snack Bar units are not completed by April 30, 2006 Wal Mart has the power and authority pursuant to the terms of the the Master Relationship Agreement to remove the Snack Bars from the Company and hence the Developer. This risk has been fully explained to Developer and its counsel and Developer fully understands this risk and is still willing to take the risk. Developer further agrees that in any such event Developer is NOT entitled to any refund of money paid to Company nor is Developer entitled to make any claim of breach of contract or any other cause of action based upon Wal Mart’s taking the Snack Bars away from Developer and Company. Company will however, seek an extension of time from Wal Mart at a time when Company, in its sole and absoulute discretion, determines is the best opportunity to seek such extension.

16.3 Developer acknowledges that Company has already contracted to build certain units set forth on Exhibit “A” with Pal Mar Construction. A copy of said contract is annexed hereto as Exhibit “C” and Developer hereby agrees to accept assignment of and full responsibility for said contract and will execute any documents required hereby to accept same. Further, Developer agrees to reimburse Company for any money already expended pursuant to said contract in addition to the reimbursable money set forth on Exhibit “B”.

16.4 Anything to the contrary set forth herein not withstanding, Company hereby grants Developer a one time right of assignment, without charge or approval from Company, by Developer to an entity of which Rockelle Corporation is a shareholder, member or partner, as the case may be owning no less than 50% thereof.

IN WITNESS WHEREOF, the parties hereto have fully executed, sealed, and delivered this Agreement on the day and year first above written.

Frosted Mug Holdings, LLC	Rockelle Corporation

By:Alfred Mattia Alfred Mattia, Manager	By:Gerard Stephan Gerard A. Stephan, President

EXHIBIT “A”

Under Construction or Permit Issued:

Location:	Store No.:
Shrewsbury, PA	2519
Bartow, FL	580
Live Oak, FL	2626

Permit Not Yet Issued:
Cambridge, MD	2272
Mt. Airy, MD	2551
Pocomoke, MD	2514
Glen Burnie, MD	2279
Ogdensburg, NY	2092
Wauseon, OH	2350
Van Wert, OH	1333

EXHIBIT “B”

FEES DUE UPON EXECUTION

FOR REIMBURSEMENT IN ADDITION TO OTHER FEES:

Building Departments	$6,059.94
Health Departments	$1,240.00
Expediter	$9,407.50

Architect	$77,000.00
$19,250.00
$5,097.76
$270.00
$369.60

Total	$118,694.80*

* - Developer shall also be responsible for reimbursement of money paid to Pal Mar as set forth in paragraph 16.3 of the Agreement as well as construction management fees spent to date for Florida and Ohio locations. All such amounts have been previously discussed and agreed upon between Developer and Company.

EXHIBIT “C”

COPY OF PAL MAR CONTRACT PREVIOUSLY PROVIDED TO DEVELOPER